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                                                                  EXHIBIT 10.3


                                           FIRST INTERSTATE BANK
                                           OF CALIFORNIA
                                           Beverly Hills Office
               {LOGO}                      Box 11229
                                           Beverly Hills, CA 90213
                                           310 285-5700




January 11, 1995



Mr. Patrick T. Lo
Vice President and Chief Financial Officer
Southern California Physicians Insurance Exchange
9441 West Olympic Boulevard
Beverly Hills, CA 90212



Dear Mr. Lo:

On behalf of First Interstate Bank of California ("Bank"), I am pleased to offer to Southern California Physicians Insurance Exchange ("Borrower" or "Company") a credit arrangement subject to the following terms and conditions.


TERMS AND CONDITIONS:

Amount and Nature
Of Facility:                 A standby Letter of Credit in the amount of
                             $27,368,087.

Maturity Date:               One year from date of issuance of Letter of
                             Credit. The Letter of Credit shall automatically renew for one (1) year from the expiration date, or any future expiration date, unless the Bank provides notice to the Company forty-five (45) days prior to any expiration date of a decision not to renew for any additional period.

Collateral:                  A first priority security interest in the
                             Acceptable Liquid Collateral. Borrower is to pledge Acceptable Liquid Collateral to the Bank with a minimum market value such that the face amount of the Letter of Credit does not exceed a commitment to market value ratio of 80%.
                             Acceptable Liquid Collateral is defined as cash or triple-A rated U.S. Treasury Securities or equivalent securities acceptable to Bank.


                                  We go the extra mile for you.(SM)
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Fee:                         Annual Letter of Credit fee of $54,736, payable in
                             advance quarterly payments of $13,684.

Conditions Precedent:

1. Legal counsel of Borrower to submit an opinion letter confirming enforceability of documentation and a letter confirming Bank's secured interest priority over regulatory authorities, including in the event of insolvency, satisfactory to the Bank.

2. Borrower to submit a list of litigation involving Company and/or its insured involving claims in excess of $10,000,000 with Company counsel's opinion as to the status and likely resolution of each claim, satisfactory to Bank.

3. Borrower to submit evidence of good standing with the State of California Insurance Commissioner, satisfactory to Bank.

4. Chief Financial Officer of Borrower to submit a listing of the 1] names of reinsurers with their respective Standard & Poor's and Moody's Investor Service ratings; 2] amount ceded to each reinsurer; 3] description of retention of risk; and 4] maximum exposure for any one policyholder, satisfactory to Bank.

5. Borrower to submit a management letter from its Certified Public Accountants, for the fiscal year end 1993 audit, expressing that no significant internal control issues were in existence, satisfactory to Bank.

6. Borrower to submit its actuarial report evidencing the adequacy of reserves, satisfactory to Bank.

7. Borrower to submit CPA audited and Statutory fiscal year end financial statements of Company for the past three years, including interim Company-prepared and Statutory financial statements for the current fiscal year.

Financial Information Requirements:

1. CPA Audited and Statutory fiscal year end financial statements of Company shall be submitted within ninety (90) days of each fiscal year end. Corporate tax returns shall be submitted within fifteen (15) days of filing. Company-prepared and Statutory quarterly financial statements shall be submitted within sixty (60) days of each quarter end.

2.       All other information submitted to insurance regulatory authorities.





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3.       Such other information as Bank deems necessary during the course of this facility.

Special Requirements:

1. All collateral pledged is required to be in the ownership and name of Borrower and held by Bank.

2. If at any time, and from time to time during the commitment period, a decrease in the collateral value causes the commitment to market value ratio to exceed 80%, Borrower is required to pledge additional Acceptable Liquid Collateral to return the commitment to market value ratio to no more than 80% within fifteen (15) days of notification to Borrower of the violation.

3. If the call date of the pledged collateral occurs during the lifetime of this facility, the funds are to be reinvested into Acceptable Liquid Collateral.

4. Company agrees to maintain a minimum total capital and surplus, on a statutory basis, in the amount of $150,000,000.

5. Company agrees not to incur any indebtedness in excess of $5,000,000, in the aggregate, with the exception of normal operating liabilities without the prior written consent of Bank.

6. Borrower agrees to submit annually, the first being upon the execution of the loan documents, a list of litigation involving Company and/or its insured involving claims in excess of $10,000,000 with Company counsel's opinion as to the status and likely resolution of each claim, satisfactory to Bank.

7. Promptly upon request by Bank, Borrower shall provide Bank such further information, documents, instruments, opinions and assurances as may be requested from time to time by Bank in connection with the facility.

In addition to the items specified above, the final documentation would include representations and warranties, affirmative and negative covenants, events of default and miscellaneous provisions that are customary in Bank's financing of this type.

All terms set forth in any note, security agreements or other document executed in connection with the facility provided herein or therein shall be in full force and effect.





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Any breach of the terms of this letter agreement shall constitute a breach of any note or other agreement executed in connection herewith, and shall entitle Bank to terminate this facility and/or make demand for immediate payment in full of all obligations owed Bank, notwithstanding any terms to the contrary set forth in such documents.

This commitment is provided to the Company solely for the purposes described herein and may not be disclosed to, or relied upon by, any other party without prior written consent of Bank.

Kindly indicate your agreement to this commitment by signing the enclosed copy and returning it to us. This offer shall expire at 5:00 p.m. on January 13, 1995, unless prior to such time we have received such copy executed by you. If you have any questions, please contact me at (310) 285-5780.


                             Sincerely,


                             First Interstate Bank of California
                             Beverly Hills Regional Commercial Center



                             JULIANA P. HAZLETT
                             -----------------------------------------------
                             Juliana P. Hazlett
                             Vice President



                             JAMES M. HIRANO
                             -----------------------------------------------
                             James M. Hirano
                             Assistant Vice President





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ACKNOWLEDGED AND AGREED TO:

Southern California Physicians Insurance Exchange

by:      SCPIE Management Company, a California Corporation, as
         Attorney-in-Fact.



By:       DONALD J. ZUK                    Date:   1/11/95
     -----------------------------------
Name:     Donald J. Zuk
Title:    President/CEO



BY:       PATRICK T. LO
     -----------------------------------
Name:     Patrick T. Lo
Title:    Vice President/CFO





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